                                                                                                                                                                                 Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Robert P. Cuthbert Sr. Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports First Quarter 2009 Results

Q1 Gross Premiums Written Increased 31.7% Year-Over-Year

Q1 Net Premiums Written Increased 26.7% Year-Over-Year

Seattle, WA – April 28, 2009 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the first quarter ended March 31, 2009.

For the first quarter of 2009, net income was $4.0 million or $0.19 per diluted share, compared to net income of $10.9 million or $0.52 per diluted share for the same period in 2008. Total revenue for the quarter increased 3.9% to $66.6 million versus $64.2 million in the year-earlier period. For the first quarter, net premiums earned increased 2.3% to $58.0 million compared to $56.7 million for the same period in 2008.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Despite a very difficult economic environment, I am encouraged by our first quarter results. The quarter was negatively impacted by recession and increased unemployment which reduced employers’ payrolls, in turn decreasing our earned premiums. Although our loss ratio was good, these lower premiums elevated our expense ratio to an unusually high level, raising our combined ratio. On a positive note, our investments in expansionary staffing produced net written premiums of $76.4 million in the first quarter, a 27% increase over the same period in 2008. This top-line momentum should reduce our expense ratio as these premiums are earned during 2009.”

The net loss ratio for the first quarter of 2009 was 66.1% compared to 52.9% in the same period of 2008. During the first quarter 2009, on a pre-tax basis, the Company recognized $0.9 million in adverse development of prior years’ loss reserve estimates, compared to approximately $7.9 million of favorable development of prior years’ loss reserve estimates in the first quarter of 2008.

Total underwriting expenses for the first quarter 2009 were $19.8 million compared to $15.6 million in the prior year period. The net underwriting expense ratio for the first quarter was 34.0% compared to 27.6% in the same period in 2008, primarily as a result of increased staffing costs and other premium production related expenses related to investments in the geographic expansion and business development.

The net combined ratio for the first quarter of 2009 was 100.1% compared to 80.5% for the same period in 2008.

Net investment income for the first quarter of 2009 was $5.6 million compared to $5.7 million for the same period in 2008 as the Company continues to record positive cash flow from operations, offset by lower investment yields.

At March 31, 2009, SeaBright had approximately 1,260 customers, an increase of over 28% compared to the same period in 2008. At March 31, 2009, the average premium size per customer was approximately $235,000 compared to approximately $274,000 at March 31, 2008, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates related to the decline in loss costs.

At March 31, 2009, the Company had $531.7 million in fixed income securities, $7.7 million in equity securities (exchange traded funds) and $0.2 million in preferred stocks. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company did not record any impairment loss in the quarter ended March 31, 2009.

As of March 31, 2009, the overall credit quality of our $296.8 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed,

the average rating of the municipal portfolio would be AA-. As of March 31, 2009, the Company had $210.1 million in insured municipal bonds with a weighted average credit rating of AA/AA-. The underlying rating of the insured bonds was AA-. The Company also had $86.7 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At March 31, 2009, the Company had $3.1 million invested in collateralized mortgage obligations, $1.8 million in adjustable rate mortgages, $6.7 million in asset backed securities, and $36.5 million in commercial mortgage-backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, April 28, 2009 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Robert P. Cuthbert, Senior Vice President and CFO. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 874-1568 (domestic) or (719) 325-4840 (international). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 28, 2009, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 8694893). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2008 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2009, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are summary results of operations for the three month periods ended March 31, 2009 and 2008 as well as selected balance sheet data as of March 31, 2009 and December 31, 2008. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 11, 2009.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
	(In thousands, except share and per share information)
Fixed income securities available-for-sale, at fair value (amortized cost $526,218 in 2009 and $523,892 in 2008)	$531,662	$522,289
Equity securities available-for-sale, at fair value (cost $11,333 in 2009 and 2008)	7,732	8,856
Preferred stock available for sale, at fair value (cost $677 in 2009 and $851 in 2008)	195	360
Cash and cash equivalents	38,607	22,872
Accrued investment income	5,702	6,054
Premiums receivable, net of allowance	18,000	16,374
Deferred premiums	182,657	163,322
Service income receivable	368	322
Reinsurance recoverables	25,829	18,544
Receivable under adverse development cover	3,603	4,179
Prepaid reinsurance	4,024	1,619
Property and equipment, net	5,627	5,190
Federal income tax recoverable	—	1,671
Deferred income taxes, net	24,588	25,144
Deferred policy acquisition costs, net	24,795	23,175
Intangible assets, net	1,225	1,225
Goodwill	3,335	3,386
Other assets	18,588	18,105
Total assets	$896,537	$842,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$308,701	$292,027
Unearned premiums	178,042	155,931
Reinsurance funds withheld and balances payable	3,584	1,615
Premiums payable	10,612	6,783
Accrued expenses and other liabilities	49,704	49,518
Federal and state income tax payable	698	—
Surplus notes	12,000	12,000
Total liabilities	563,341	517,874

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,604,600 shares at March 31, 2009 and 21,392,854 shares at December 31, 2008	216	214
Paid-in capital	201,473	200,893
Accumulated other comprehensive loss	(196)	(4,009)
Retained earnings	131,703	127,715
Total stockholders’ equity	333,196	324,813
Total liabilities and stockholders’ equity	$896,537	$842,687

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(dollars in thousands, except income per share information)
Revenue: (1)
Premiums earned	$58,004	$56,722
Claims service income	246	406
Other service income	64	16
Net investment income	5,647	5,724
Net realized gain (loss)	11	(117)
Other income	2,677	1,409
	66,649	64,160
Losses and expenses:
Loss and loss adjustment expenses	38,564	30,409
Underwriting, acquisition and insurance expenses	19,794	15,646
Interest expense	174	251
Other expenses	3,518	1,987
	62,050	48,293
Income before taxes	4,599	15,867
Income tax expense	611	5,015
Net income	$3,988	$10,852

Basic earnings per share	$0.19	$0.53
Diluted earnings per share	$0.19	$0.52

Weighted average basic shares outstanding	20,614,696	20,359,695
Weighted average diluted shares outstanding	21,308,120	20,984,650

Net loss ratio (2)	66.1%	52.9%
Net underwriting expense ratio (3)	34.0%	27.6%
Net combined ratio (4)	100.1%	80.5%

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(1) Gross and net premiums written for the periods indicated are as follows:
	Three Months Ended March 31,
	2009	2008
	(in thousands)
Gross premiums written	$83,731	$63,567
Net premiums written	76,429	60,343

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.